Exhibit 99.2

Holly Energy Partners, L.P. Acquisition of Alon USA, L.P. Pipeline and Terminal Assets

Safe Harbor Disclosure Statements made during the course of this presentation that are not historical facts are "forward-looking statements" within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently uncertain and necessarily involve risks that may affect the business prospects and performance of Holly Corporation and/or Holly Energy Partners, L.P., and actual results may differ materially from those discussed during the presentation. Such risks and uncertainties include but are not limited to risks and uncertainties with respect to the actions of actual or potential competitive suppliers and transporters of refined petroleum products in Holly's and Holly Energy Partners' markets, the demand for and supply of crude oil and refined products, the spread between market prices for refined products and market prices for crude oil, the possibility of constraints on the transportation of refined products, the possibility of inefficiencies or shutdowns in refinery operations or pipelines, effects of governmental regulations and policies, the availability and cost of financing to Holly and Holly Energy Partners, the effectiveness of Holly's and Holly Energy Partners' capital investments and marketing and acquisition strategies, the outcome of Holly's litigation with Frontier Oil Corporation, the possibility of terrorist attacks and the consequences of any such attacks, and general economic conditions. Additional information on risks and uncertainties that could affect the business prospects and performance of Holly and Holly Energy Partners is provided in the reports of Holly and Holly Energy Partners filed from time to time with the Securities and Exchange Commission. All forward-looking statements included in this presentation are expressly qualified in their entirety by the foregoing cautionary statements. Holly and Holly Energy Partners undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Alon Acquisition Overview On January 25, 2005, HEP entered into a definitive agreement with Alon that provides for the acquisition of: Over 500 miles of refined product pipelines Two refined products terminals A refined product tank farm facility These pipelines and terminals distribute approximately 70% of the light refined products for Alon's high conversion refinery in Big Spring, Texas, to markets in Texas and Oklahoma. Alon will enter into a 15 year pipelines and terminals agreement with HEP. Alon will agree to transport and terminal minimum volumes in these acquired assets at stipulated tariffs providing revenues to HEP equal to at least 90% of the proforma revenues. This volume commitment was calculated based on 90% of Alon's recent usage of the pipelines and terminals, and includes anticipated volumes from Alon's current expansion. Alon has three 5-year renewal options under this agreement.

The total purchase price for these pipeline and terminal assets is: $120 million in cash. 937,500 Class B subordinated units. Expected incremental EBITDA to HEP resulting from the transaction is approximately $17 million annually. Combined annual EBITDA from existing HEP operations and Alon assets is expected to be in excess of $50 million. Annual sustaining capital expenditures for the Alon assets is approximately $500,000. The transaction is expected to be immediately accretive to HEP. Transaction Purchase & Financial Information

HEP anticipates a $150 million private issuance of senior unsecured notes. HEP has received a standby bridge financing term loan commitment for this transaction. HEP has engaged three major investment banks for this financing. The proceeds from the financing will provide the funds to finance this transaction and to fully pay down the current borrowing of $25 million under its $100 million credit facility. Transaction Financing Detail

Holly Energy Partners Initial IPO Assets Formed in July 2004 by Holly Generates revenues by charging tariffs for transporting products in pipelines and fees for providing terminalling services 780 Miles of pipeline, 340 of which are leased 70% Interest in Rio Grande Pipeline 9 Terminals in 5 states; 3 of the terminals are 50% owned Truck Racks at Navajo and Woods Cross refineries

Holly Energy Partners Alon Acquisition Assets Four refined products pipelines Over 500 miles of pipeline 2 refined products terminals located in Abilene & Wichita Falls, TX A refined product tank farm located at Orla, TX Assets distribute approx. 70% of Alon's light refined products of Alon's light refined products of Alon's light refined products of Alon's light refined products of Alon's light refined products of Alon's light refined products of Alon's light refined products of Alon's light refined products of Alon's light refined products of Alon's light refined products

Alon Acquisition Asset Description Refined product pipelines A 105-mile 6-inch pipeline from Big Spring, TX to Abilene, TX. A 227-mile 6/8-inch pipeline from Big Spring, TX to Wichita Falls, TX. A 47-mile 6-inch pipeline from Wichita Falls, TX to Duncan, OK. A 135-mile 8/10-inch pipeline from Midland, TX to Orla, TX - that connects into HEP's southern pipeline system. Refined product terminals and tank farm Terminal in Abilene, TX with 127,000 barrels of storage. Terminal in Wichita Falls, TX with 220,000 barrels of storage. Tank farm in Orla, TX with 135,000 barrels of storage.

HEP's 'Southern P/L' Distribution System with the acquired Alon USA assets HEP's 'Southern P/L' Distribution System with the acquired Alon USA assets

HEP will acquire four refined product pipelines, two refined product terminals, and one refined product tank farm facility from Alon USA, L.P. The total purchase price is $120 million of cash and 937,500 subordinated units. The transaction will be financed with senior unsecured notes or term loan financing. Expected incremental EBITDA from transaction is approximately $17 million annually. Combined EBITDA from existing and acquired assets is expected to exceed $50 million. The transaction is expected to be immediately accretive to HEP. Transaction Summary